(a)(40)

ING VARIABLE PRODUCTS TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Variable Products Trust, a Massachusetts business trust (“IVPT”), acting pursuant to the Declaration of Trust, dated December 17, 1993, as amended (the “Declaration of Trust”), including Article V, Section 5.11(f) and Article VIII, Sections 8.2 and 8.3, of IVPT’s Declaration of Trust, hereby amend the Declaration of Trust to abolish Class S2 shares of ING International Value Portfolio.

Dated:	June 7, 2013

/s/ Colleen D. Baldwin	/s/ J. Michael Earley
Colleen D. Baldwin, as Trustee	J. Michael Earley, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Robert W. Crispin	/s/ Sheryl K. Pressler
Robert W. Crispin, as Trustee	Sheryl K. Pressler, as Trustee

/s/ Peter S. Drotch	/s/ Roger B. Vincent
Peter S. Drotch, as Trustee	Roger B. Vincent, as Trustee